QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.9

GUARANTEE

        For value received, the undersigned (including any successor person under the Indenture) has, jointly and severally, unconditionally guaranteed, and to the extent set forth in the Indenture and subject to the provisions of the Indenture dated as of July 15, 2002 (the "Indenture") by and among Oregon Steel Mills, Inc. (the "Company"), the Guarantors listed on the signature page thereto and U.S. Bank National Association, as trustee (the "Trustee"), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders and the Trustee under, and in accordance with, the Indenture, the Security Documents, the Registration Rights Agreement, the Intercreditor Agreement and the Notes and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

        The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to the Indenture for the precise terms of this Guarantee and all of the other provisions of the Indenture to which this Guarantee relates. All terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

        The rights and obligations of the parties under the Indenture are subject to the Intercreditor Agreement.

        Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

        The terms of the Indenture, including, without limitation, Article Ten of the Indenture, are incorporated herein by reference. Capitalized terms used herein shall have the meanings assigned to them in the Indenture unless otherwise indicated.

        No director, officer, employee, stockholder or limited partner, as such (other than the Company and the Guarantors), of the undersigned shall have any liability for any obligations of the undersigned under this Guarantee, the Notes, the Indenture, the Security Documents, the Registration Rights Agreement or the Intercreditor Agreement or for any claim based on, in respect of or by reason of, such obligations or their creation by reason of his, her or its status as such director, officer, employee, stockholder or limited partner.

        This Guarantee shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Law.

        This Guarantee is subject to release upon the terms set forth in the Indenture.

[signature page follows]

[Seal]		CF&I STEEL, L.P.
		By:	NEW CF&I, INC., its General Partner

Attest:		By:
	Name: Title:		Name: Title:

QuickLinks

EXHIBIT 4.9